Exhibits 99.1

Revett Receives Favorable Decision from Ninth Circuit Court of Appeals on Rock Creek Legal Proceedings

Spokane Valley, Washington November 16, 2011; Revett Minerals Inc. (NYSE AMEX:RVM / TSX:RVM) (“Revett” or the “Company”) is pleased to announce it has just received an affirmative decision from the United States Court of Appeals for the Ninth Circuit relating to the Endangered Species Act (ESA) appeal filed by the Rock Creek Alliance and other environmental groups. The Court affirmed that “the Fish and Wildlife Service’s determination that the mine would entail “no adverse modification” to bull trout critical habitat and would result in “no jeopardy” to grizzly bears was not arbitrary, capricious, or in violation of the Endangered Species Act.” The Company is currently reviewing the decision and its implications and will provide further updates and comments in due course.

It is the Company's understanding a copy of the court's decision will be available later today on the Ninth Circuit’s web site at www.ca9.uscourts.gov/opinions.

About Revett

Revett Minerals, through its subsidiaries, owns and operates the currently producing Troy Mine in Lincoln County, Montana and development-stage Rock Creek Project located in Sanders County, Montana, USA. The proven reserves at the Troy Mine and significant resources at the Rock Creek project form the basis of Revett's plan to become a premier mid-tier base and precious metals producer. Revett plans on expanding production through exploration in and around its current properties, as well as through targeted business combinations of advanced stage projects.

John Shanahan
President & CEO

For more information, please contact: Monique Hayes, Director of Corporate & Investor Communications at (509) 921-2294 or visit our website at www.revettminerals.com.